                                                                     Exhibit 3.3

                           CERTIFICATE OF AMENDMENT TO

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                              GOMEZ ADVISORS, INC.

      It is hereby certified that:

1.    The name of the corporation is Gomez Advisors, Inc. (the "Corporation").

2. The Restated Certificate of Incorporation of the Corporation is hereby amended by deleting in their entirety Sections 1 through 7 of the Certificate of Designation of the Corporation's Series C Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on October 29, 1999 and inserting in lieu thereof Sections 1 through 7 attached as Exhibit A hereto.

3. The Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Section 4 of the "Terms of Series A Convertible Preferred Stock" attached as Exhibit A thereto and inserting in lieu thereof the following:

            "4. Liquidation Rights. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, following payment in full to the holders of all Senior Securities of all amounts distributable to them hereunder and before any distribution is made on any Junior Securities (including, without limitation, common stock of the Company), each holder of shares of the Series A Preferred Stock will be entitled to payment out of the assets of the Company available for distribution of an amount equal to $300.71 per share (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, distribution, combination of shares, reclassification or other similar event with respect to the Series A Preferred Stock) plus all dividends accrued or declared but unpaid, to and including the date full payment shall be tendered to the holders of Series A Preferred Stock with respect to such liquidation, dissolution or winding up. Following payment in full to the holders of the Series A Preferred Stock of all amounts distributable to them pursuant to the previous sentence, the remaining assets of the Company available for distribution to holders of the Company's capital stock shall be distributed pro rata on an as-converted basis among the holders of the Series A Preferred Stock and the holders of the Company's Series C Convertible Preferred Stock, par value $.01 per share (the "Series C Preferred Stock"), until such time as the holders of the Series A Preferred Stock shall have received, including amounts received pursuant to the previous sentence, an amount per share equal to the Liquidation Preference. After payment in full of the Liquidation Preference and all accrued and unpaid dividends to which holders of Series A Preferred Stock are entitled pursuant to the foregoing, such holders will not be entitled to any further participation in any distribution of assets of the Company. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the amounts payable with respect to the Series A Preferred Stock and all other Parity

      Securities are not paid in full, the holders of the Series A Preferred Stock and the Parity Securities will share equally and ratably in any distribution of assets of the Company in proportion to the full Liquidation Preference and accrued and unpaid dividends to which each is entitled. However, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more Persons will be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of the Company, unless such sale, conveyance, exchange or transfer shall be in connection with a liquidation, dissolution or winding-up of the Company.

4. The Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the introduction to the "Terms of Series A Convertible Preferred Stock" attached as Exhibit A thereto and inserting in lieu thereof the following:

            "Designation of Series A Convertible Preferred Stock. There is hereby established a series of preferred stock having a par value of $.01 per share, with a liquidation preference of $3,058.10 per share (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, distribution, combination of shares, reclassification or other similar event with respect to the Series A Preferred Stock and, as so adjusted from time to time, is hereinafter referred to as the "Liquidation Preference") which shall be designated as Series A Convertible Voting Preferred Stock (the "Series A Preferred Stock") consisting of 10,000 shares, having voting powers, designations, preferences, limitations, restrictions and relative rights as follows:"

5. The Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the introduction to the "Terms of Series B Convertible Preferred Stock" attached as Exhibit B thereto and inserting in lieu thereof the following:

            "Designation of Series B Convertible Preferred Stock. There is hereby established a series of preferred stock having a par value of $.01 per share, with a liquidation preference of $5.00 per share (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, distribution, combination of shares, reclassification or other similar event with respect to the Series B Preferred Stock and, as so adjusted from time to time, is hereinafter referred to as the "Liquidation Preference") which shall be designated as Series B Convertible Voting Preferred Stock (the "Series B Preferred Stock") consisting of 1,300,000 shares, having voting powers, designations, preferences, limitations, restrictions and relative rights as follows:"

6. This Certificate of Amendment to Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 151 of the General Corporation Law of the state of Delaware.

EXECUTED, effective as of the 30th day of December, 1999


                                 /s/ Julio Gomez
                               -------------------------------------------------
                               Julio Gomez, Chairman and Chief Executive Officer

                                                                       EXHIBIT A

      Series C Convertible Preferred Stock. The preferences, privileges and restrictions granted to or imposed upon the Corporation's Series C Convertible Preferred Stock, par value $.01 per share, or the holders thereof, are as follows:

      1.    Liquidation Rights.

      (a)   Treatment at Liquidation, Dissolution or Winding Up.

            (i) Except as otherwise provided in Section 1(b) below, in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of the Series B Convertible Preferred Stock, $.01 per share, par value (the "Series B Preferred") and the Series C Preferred shall be entitled to be paid first out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock of all classes, before payment or distribution of any of such assets to the holders of any other class or series of the Corporation's capital stock designated to be junior to the Series C Preferred, an amount equal to $5.00 per share (but not in excess of the cost basis thereof) of Series B Preferred and an amount of $5.10 per share of Series C Preferred (each of which amounts shall be subject to equitable adjustment whenever there shall occur a stock dividend, distribution, combination of shares, reclassification or other similar event with respect to the Series B Preferred and the Series C Preferred and, as so adjusted from time to time, is hereinafter referred to, respectively, as the "Series B Base Liquidation Price" and the "Series C Base Liquidation Price") plus all dividends accrued or declared but unpaid, to and including the date full payment shall be tendered to the holders of Series B Preferred and Series C Preferred with respect to such liquidation, dissolution or winding up. The amount distributed among the Series B Preferred and the Series C Preferred shall be distributed in proportion to the aggregate preferential amount for each series and within each series based on the number of shares of such series held by the respective holder

            (ii) Following payment in full to the holders of the Series B Preferred and Series C Preferred of all amounts distributable to them under Section 1(a)(i) hereof, the remaining assets of the Corporation available for distribution to holders of the Corporation's capital stock shall be distributed on a pro rata basis among the holders of the Series A Convertible Voting Preferred Stock, $.01 par value per share (the "Series A Preferred") at an initial liquidation preference of $300.71 per share (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, distribution, combination of shares, reclassification or other similar event with respect to the Series A Preferred) plus all dividends accrued or declared but unpaid, to and including the date full payment shall be tendered to the holders of Series A Preferred with respect to such liquidation, dissolution or winding up.

            (iii) Following payment in full to the holders of the Series A Preferred of all amounts distributable to them under Section 1(a)(ii) hereof, the remaining assets of the Corporation available for distribution to holders of the Corporation's capital stock shall be distributed pro rata on an as-converted basis among the holders of the Series A Preferred and the Series C Preferred, until such time as the holders of the Series A Preferred shall have received, including amounts received under Section 1(a)(ii) above, an aggregate liquidation preference of $3,058.10 per share (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, distribution, combination of shares, reclassification or other similar event with respect to the Series A Preferred).

            (iv) Following payment in full to the holders of Series A Preferred and the Series C Preferred of all amounts distributable to them under
      Section 1(a)(iii) hereof, the remaining assets of the Corporation available for distribution to holders of the Corporation's capital stock shall be distributed on a pro rata basis among the holders of the Common Stock.

            (v) If the assets of the Corporation shall be insufficient to permit the payment in full to the holders of Series B Preferred and Series C Preferred of all amounts distributable to them under Section 1(a)(i) hereof, then the entire assets of the Corporation available for such distribution shall be distributed among the holders of Series B Preferred and Series C Preferred in proportion to the aggregate preferential amount for each such series and within each series on a pro rata basis among the shareholders of such series.

      (b) Treatment of Reorganizations, Consolidations, Mergers and Sales of Assets. Except as otherwise provided in Subsection 2(d)(vii) hereof, a Reorganization (as defined in Subsection 2(d)(vii) hereof) shall be regarded as a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Section 1, provided, however, that the holders of at least a majority of the outstanding shares of the Series C Preferred upon the occurrence of a Reorganization shall have the option to elect the benefits of Subsection 2(d)(vii) hereof for the Series C Preferred in lieu of receiving payment in liquidation, dissolution or winding up of the Corporation pursuant to this Section 1. The provisions of this Subsection 1(b) shall not apply to any reorganization, merger or consolidation involving (1) only a change in the state of incorporation of the Corporation or (2) a merger of the Corporation with or into a wholly-owned subsidiary of the Corporation which is incorporated in the United States of America.

      (c) Distributions other than Cash. Whenever the distribution provided for in this Section 1 shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation.

      2. Conversion. The holders of Series C Preferred shall have conversion rights as follows (the "Conversion Rights"):

      (a) Right to Convert; Conversion Price. Each share of Series C Preferred shall be convertible, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series C Preferred, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing $5.10 by the Conversion Price, determined as hereinafter provided, in effect at the time of conversion. The Conversion Price for purposes of calculating the number of shares of Common Stock deliverable upon conversion without the payment of any additional consideration by the holder of Series C Preferred (the "Conversion Price") shall initially be $5.10. Such initial Conversion Price shall be subject to adjustment, in order to adjust the number of shares of Common Stock into which Series C Preferred is convertible, as hereinafter provided.

      (b) Mechanics of Conversion. Before any holder of Series C Preferred shall be entitled to convert the same into full shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series C Preferred, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the name of such holder or the name or names of the nominees of such holder in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. No fractional shares of Common Stock shall be issued upon conversion of any shares of Series C Preferred. In lieu of any fractional shares of Common Stock to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series C Preferred, or to such holder's nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, together with cash in lieu of any fraction of a share. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series C Preferred to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

      (c) Automatic Conversion.

            (i) Each share of Series C Preferred shall automatically be converted into shares of Common Stock at the then effective Conversion Price upon:

                  (A) The closing of a firm commitment underwritten public
            offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public at an initial public offering price per share of not less than $10.20 (subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization or similar event involving a change in the Common Stock) with net proceeds to the Corporation of not less than $20,000,000 (a "Qualified Initial Public Offering"); or

                  (B) The written election of the holders of not less than a majority in voting power of the then outstanding shares of Series C Preferred to require such mandatory conversion.

            (ii) Upon the occurrence of an event specified in Section 2(c)(i) hereof, all shares of Series C Preferred shall be converted automatically without any further action by any holder of such shares and whether or not the certificate or certificates representing such shares are surrendered to the Corporation or the transfer agent for the Series C Preferred, provided, however, that the Corporation shall not be obligated to issue a certificate or certificates evidencing the shares of Common Stock into which such shares of Series C Preferred were convertible unless the certificate or certificates representing such shares of Series C Preferred being converted are either delivered to the Corporation or the transfer agent of the Series C Preferred, or the holder notifies the Corporation or such transfer agent that such certificate or certificates have been lost, stolen, or destroyed and executes and delivers an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith and, if the Corporation so elects, provides an appropriate indemnity.

            (iii) Upon the automatic conversion of Series C Preferred, each holder of Series C Preferred shall surrender the certificate or certificates representing such holder's shares of Series C Preferred at the office of the Corporation or of the transfer agent for the Series C Preferred. Thereupon, there shall be issued and delivered to such holder, promptly at such office and in such holder's name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series C Preferred surrendered were convertible on the date on which such automatic conversion occurred. No fractional shares of Common Stock shall be issued upon the automatic conversion of Series C Preferred. In lieu of any fractional shares of Common Stock to which the holder would otherwise be entitled, the corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price.

      (d) Adjustments to Conversion Price for Diluting Issues.

            (i) Special Definitions. For purposes of this Section 2(d), the following definitions shall apply:

                  (A) "Option" shall mean rights, options or warrants to
            subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

                  (B) "Original Issue Date" shall mean the date on which shares of Series C Preferred were first issued.

                  (C) "Convertible Securities" shall mean any evidences of
            indebtedness, shares (other than Common Stock and Series C Preferred) or other securities directly or indirectly convertible into or exchangeable for Common Stock.

                  (D) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued (or, pursuant to Section 2(d)(iii), deemed to be issued) by the Corporation after the Original Issue Date, other than the following (collectively, "Excluded Shares"):

                        (I) shares of Common Stock issued or issuable upon
                  conversion of shares of Series A Preferred, Series B Preferred or Series C Preferred;

                        (II) shares of Common Stock issued or issuable as a
                  dividend on the Series A Preferred, Series B Preferred or Series C Preferred;

                        (III) Options to purchase shares of Common Stock issued
                  or issuable to officers, employees or directors of, or consultants to, the Corporation pursuant to the Corporation's 1999 Stock Plan;

                        (IV) shares of Common Stock issued or issuable upon the
                  exercise of the Options referred to in the foregoing clause
                  (III); and

                        (V) shares of Common Stock issued or issuable upon the
                  exercise of Options to purchase shares of Common Stock granted pursuant to the Corporation's 1998 Stock Plan and 1999 Long-Term Incentive Plan.

            (ii) No Adjustment of Conversion Price. No adjustment in the number of shares of Common Stock into which a share of Series C Preferred is convertible shall be made by adjustment in the Conversion Price in respect of the issuance of Additional Shares of Common Stock or otherwise unless
      (i) the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to, the issue of such Additional Shares of Common Stock and, (ii) prior to such issuance, the Corporation fails to receive written notice from the holders of at least a majority of the then outstanding shares of Series C Preferred agreeing that no such adjustment shall be made as the result of the issuance of Additional Shares of Common Stock.

            (iii) Issue of Securities Deemed Issue of Additional Shares of Common Stock.

                        (A) Options and Convertible Securities. In the event the
            Corporation at any time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 2(d)(v) hereof) of such Additional Shares of Common Stock would be less than the Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                        (I) No further adjustment in the Conversion Price shall
                  be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                        (II) If such Options or Convertible Securities by their
                  terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                        (III) Upon the expiration of any such options or any
                  rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                              (a) In the case of Convertible Securities or
                        Options for Common Stock the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange; and

                              (b) In the case of Options for Convertible
                        Securities only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 2(d)(v)) upon the issue of the Convertible

                        Securities with respect to which such Options were actually exercised;

                        (IV) No readjustment pursuant to clause (II) or (III)
                  above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (a) the Conversion Price on the original adjustment date, or (b) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date;

                        (V) In the case of any Options which expire by their
                  terms not more than 30 days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause
                  (III) above; and

                        (VI) If such record date shall have been fixed and such
                  Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this Section 2(d)(iii) as of the actual date of their issuance.

                  (B) Stock Dividends, Stock Distributions and Subdivisions. In
            the event the Corporation at any time or from time to time after the Original Issue Date shall declare or pay any dividend or make any other distribution on the Common Stock payable in Common Stock or effect a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock), then and in any such event, Additional Shares of Common Stock shall be deemed to have been issued (and an adjustment shall be made pursuant to Section 2(d)(vi) hereof):

                        (I) In the case of any such dividend or distribution,
                  immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend or distribution, or

                        (II) In the case of any such subdivision, at the close
                  of business on the date immediately prior to the date upon which corporate action becomes effective.

                  If such record date shall have been fixed and no part of such dividend shall have been paid on the date fixed therefor, the adjustment previously made for the Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this Section 2(d)(iii) as to the time of actual payment of such dividend.

            (iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock.

                  (A) In the event the Corporation shall issue Additional Shares of Common Stock (including, without limitation, Additional Shares of Common Stock deemed to be issued pursuant to Section 2(d)(iii) but excluding Additional Shares of Common Stock deemed to be issued pursuant to Section 2(d)(iii)(B), which event is dealt with in
            Section 2(d)(vi) hereof), without consideration or for a consideration per share less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, such Conversion Price shall be reduced, concurrently with such issue in order to increase the number of shares of Common Stock into which the Series C Preferred is convertible, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be (I) the number of shares of Common Stock outstanding immediately prior to such issue (including shares of Common Stock issuable pursuant to the exercise or conversion of any outstanding Option or convertible Securities) plus (II) the number of shares of Common Stock which the aggregate consideration received or deemed to have been received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price, and the denominator of which shall be (I) the number of shares of Common Stock outstanding immediately prior to such issue (including shares of Common Stock issuable pursuant to the exercise or conversion of any outstanding Option or Convertible Securities) plus (II) the number of Additional Shares of Common Stock so issued or deemed to be issued.

                  (B) Notwithstanding anything to the contrary contained herein, the applicable Conversion Price in effect at the time Additional Shares of Common Stock are issued or deemed to be issued shall not be reduced pursuant to Section 2(d)(iv)(A) hereof at such time if the amount of such reduction would be an amount less than $0.01, but any such amount shall be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or more.

            (v) Determination of Consideration. For purposes of this Section 2(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                  (A) Cash and Property. Such consideration shall:

                              (I) Insofar as it consists of cash, be computed at
                  the aggregate amounts of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                              (II) Insofar as it consists of property other than
                  cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                              (III) In the event that Additional Shares of
                  Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board of Directors.

                  (B) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 2(d)(iii)(A), relating to Options and Convertible Securities, shall be determined by dividing (I) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by (II) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

            (vi) Adjustment for Dividends, Distributions, Subdivisions, Combinations or Consolidations of Common Stock.

                  (A) Stock Dividends, Distributions or Subdivisions. In the
            event the Corporation shall issue Additional Shares of Common Stock pursuant to Section 2(d)(iii)(B) in a stock dividend, stock distribution or subdivision, the Conversion Price in effect immediately prior to such stock dividend, stock distribution or subdivision shall, concurrently with the effectiveness of such stock dividend, stock distribution or subdivision, be proportionately decreased.

                  (B) Combinations or Consolidations. In the event the
            outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

            (vii) Capital Reorganization, Merger or Sale of Assets. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, recapitalization, reclassification or exchange of shares provided for elsewhere in this Section 2 or a consolidation or merger of the Corporation, or a sale of all or substantially all of the assets of the Corporation, other than a merger, consolidation or sale of all or substantially all of the assets of the Corporation in a transaction in which the shareholders of the Corporation immediately prior to the transaction possess more than 50% of the voting securities of the surviving entity (or parent, if any) immediately after the transaction (a "Reorganization"), then, as a part of and as a condition to such Reorganization, provision shall be made so that the holders of shares of the Series C Preferred shall thereafter be entitled to receive upon conversion of the shares of the Series C Preferred the same kind and amount of stock or other securities or property (including cash) of the Corporation, or of the successor corporation resulting from such Reorganization, to which such holder would have been entitled if such holder had converted its shares of the Series C Preferred immediately prior to the effective time of such Reorganization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 2 to the end that the provisions of this Section 2 (including adjustment of the Conversion Price then in effect and the number of shares of Common Stock or other securities issuable upon conversion of the shares of the Series C Preferred) shall be applicable after such Reorganization in as nearly equivalent manner as may be reasonably practicable.

            In the case of a transaction to which both this Subsection 2(d)(vii) and Subsection 1(b) hereof apply, the holders of at least a majority of the outstanding shares of the Series C Preferred upon the occurrence of a Reorganization shall have the option to elect treatment either under this Subsection 2(d)(vii) or under Subsection 1(b) hereof, notice of which election shall be given in writing to the Corporation not less than five
      (5) business days prior to the effective date of such Reorganization. If no such election is timely made, the provisions of Subsection 1(b) and not of this Subsection 2(d)(vii) shall apply.

            The provisions of this Subsection 2(d)(vii) shall not apply to any reorganization, merger or consolidation involving (1) only a change in the state of incorporation of the Corporation or (2) a merger of the Corporation with or into a wholly-owned subsidiary of the Corporation which is incorporated in the United States of America.

      (e) No Impairment. The Corporation shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but shall at all times in good faith assist in the carrying out of all the provisions of this
Section 2 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series C Preferred against impairment.

      (f) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 2, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each affected holder of Series C Preferred, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.

The Corporation shall, upon the written request at any time of any affected holder of Series C Preferred, furnish to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon conversion of each share of Series C Preferred.

      (g) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters) or other distribution, the Corporation shall mail to each holder of Series C Preferred at least ten (10) days prior to such record date a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

      (h) Common Stock Reserved. The Corporation shall reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series C Preferred.

      (i) Certain Taxes. The Corporation shall pay any issue or transfer taxes payable in connection with the conversion of any shares of Series C Preferred, provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer to a name other than that of the holder of such Series C Preferred.

      (j) Closing of Books. The Corporation shall at no time close its transfer books against the transfer of any Series C Preferred, or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series C Preferred in any manner which interferes with the timely conversion or transfer of such Series C Preferred.

      3. Voting Rights.

      (a) Except as otherwise required by law or this Certificate of Incorporation the holders of Series C Preferred shall be entitled to notice of any stockholders' meeting and to vote together with all of Series of Preferred Stock and Common Stock as a single class upon any matter submitted to the stockholders for a vote. Holders of Series C Preferred shall have that number of votes per share of Series C Preferred as is equal to the number of shares of Common Stock into which each such share of Series C Preferred held by such holder could be converted on the date for determination of stockholders entitled to vote at the meeting.

      (b) The Corporation shall not, without first having obtained the affirmative vote or written consent of the holders of not less than two-thirds in voting power of the outstanding shares of Series C Preferred:

      (i) amend its Certificate of Incorporation if such amendment would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series C Preferred;

      (ii) create, authorize or issue any other class or series of capital stock or any security convertible into or evidencing the right to purchase shares of any class or series of capital stock of the Corporation pari passu with the Series C Preferred or having any preference or priority superior to such preference or priority of the Series C Preferred;

      (iii) reclassify any shares of Common Stock into shares of capital stock of the Corporation pari passu with the Series C Preferred or having any preference or priority superior to such preference or priority of the Series C Preferred;

      (iv) purchase, redeem, retire, or otherwise acquire for value any shares of its capital stock (or rights, options or warrants to purchase such shares) now or hereafter outstanding, return any capital to its stockholders (such transactions being hereinafter referred to as "Distributions"), declare or pay any dividends or make any distribution of assets to its stockholders as such, except for (i) redemption of the Corporation's preferred stock in accordance with its terms and (ii) repurchases of shares of Common Stock held by employees, consultants, directors, or officers of the Corporation that are subject to stock repurchase agreements under which the Corporation has the right to repurchase such shares in the event of termination of employment or otherwise;

      (v) enter into any transaction or series of related transactions involving the merger or consolidation of the Corporation or the sale of all or substantially of the capital stock or the assets of the Corporation if, after such transaction or series of transactions, holders of the Corporation's capital stock immediately prior to the first of such transactions shall cease to own at least a majority of the issued and outstanding capital stock of the Corporation or any successor or transferee entity;

      (vi) purchase or acquire any stock or other securities of, or all or substantially all of the assets or properties of, any person or entity or any other assets, in any transaction or series of related transactions, if such assets or the assets of such person or entity would have an aggregate book value in excess of ten percent (10%) of the Corporation's net worth;

      (vii) other than in the ordinary course of business and other than dispositions of obsolete assets, the Corporation will not, nor shall it permit any of its Subsidiaries to, sell, lease, encumber or otherwise dispose of or agree to sell, lease, encumber or otherwise dispose of, in any transaction or series of related transactions, assets having an aggregate book value in excess of ten percent (10%) of the Corporation's net worth; or

      (viii) incur Indebtedness (as defined below) in excess of $5,000,000, unless such action has been approved by each of the Series C Directors. "Indebtedness" shall include, without limitation, (A) all obligations of the Corporation for borrowed money, or with respect to deposits or advances of any kind (other than deposits, advances or excess payments accepted in connection with the sale by the Corporation of products or services in the ordinary course of business), (ii) all obligations of the Corporation evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of the Corporation upon which interest charges are customarily paid (other than obligations accepted in connection with the purchase by the Corporation of products or services in the ordinary course of business), (iv) all obligations of the Corporation under conditional sale or other title retention agreements relating to property purchased by the Corporation, (v) all obligations of the Corporation issued or assumed as the deferred purchase price of property or services (other than accounts payable to suppliers incurred in the ordinary course of business and paid when due), (vi) all indebtedness of others secured by (or for which the holder of such

Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by the Corporation whether or not the obligations secured thereby have been assumed, (vii) all obligations of the corporation under leases required to be accounted for as capital leases under generally accepted accounting principles, and (viii) all guarantees (contingent or otherwise) by the Corporation of indebtedness of any other Person.

      4. Dividend Rights.

      (a) The holders of the Series C Preferred Stock shall be entitled to receive out of legally available funds a rate of 8% per annum, payable as, if and when declared by the Board of Directors of the Corporation (the "Series C Dividends"). The right to such dividends shall be cumulative, and, therefore, if not declared in any year, the right to such dividends shall carry forward to the next year. From time to time the Board of Directors of the Corporation may declare and pay dividends on shares of Series A Preferred, but only if all accrued Series C Dividends shall have been paid in full prior to the date of any such declaration, payment or distribution. From time to time the Board of Directors of the Corporation may declare and pay dividends or distributions on shares of the Common Stock, but only if (1) all declared and unpaid Series C Dividends shall have been paid in full prior to the date of any such declaration, payment or distribution and (2) no shares of Series C Preferred remain outstanding on the date of any such declaration, payment or distribution;

      (b) If, with the consent of the holders of at least a majority of the outstanding Series C Preferred, the Board of Directors of the Corporation shall declare a dividend payable upon the then outstanding shares of the Common Stock (other than a dividend payable entirely in shares of the Common Stock of the Corporation), then the Board of Directors shall declare at the same time a dividend upon the then outstanding shares of the Series C Preferred payable at the same time as the dividend paid on the Common Stock, in an amount equal to the amount of dividends per share of Series C Preferred as would have been payable on the largest number of whole shares of Common Stock which each share of Series C Preferred held by each holder thereof would have received if such Series C Preferred had been converted to Common Stock pursuant to the provisions of Section 2 hereof as of the record date for the determination of holders of Common Stock entitled to receive such dividends; and

      (c) In the event the Board of Directors of the Corporation shall declare a dividend payable upon any class or series of capital stock of the Corporation other than Common Stock, the Board of Directors shall declare at the same time a dividend upon the then outstanding shares of Series C Preferred, payable at the same time as such dividend on such other class or series of capital stock in an amount equal to (i) in the case of any series or class convertible into Common Stock, that dividend per share of Series C Preferred as would equal the dividend payable on such other class or series determined as if all such shares of such class or series had been converted to Common Stock and all shares of Series C Preferred have been converted to Common Stock on the record date for the determination of holders entitled to receive such dividend or (ii) if such class or series of Capital Stock is not convertible into Common Stock, at a rate per share of Series C Preferred determined by dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock and multiplying such fraction by the Series C Base Liquidation Price then in effect.

      (d) Notwithstanding the foregoing provisions of this Section 4: (i) upon any conversion of the Series C Preferred pursuant to Section 2 above, all accrued or declared and unpaid dividends on such shares of Series C Preferred to and until the date of such conversion shall be forfeited and shall not be due and payable; and (ii) the payment of all or any portion of accrued or declared and unpaid dividends on Series C Preferred may be waived by the affirmative vote of holders of not less than a majority in interest of the Series C Preferred, voting as a separate class.

      5. No Reissuance of Series C Preferred. No share or shares of Series C Preferred acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the corporation shall be authorized to issue.

      6. Redemption.

      (a) At the request of the holders of at least two-thirds (2/3) of the shares of Series C Preferred then outstanding, such request to be made in writing in accordance with Section 6(c) hereof (the "Redemption Notice"), received by the Corporation no later than sixty (60) days prior to December 30, 2004, the Corporation shall redeem on December 30th of each of 2004, 2005 and 2006 (each, a Redemption Date"), unless otherwise prevented by law, thirty-three and one-third percent (33-1/3%) of the then outstanding shares of Series C Preferred, at a redemption price per share equal to the greater of the original Conversion Price, being $5.10 per share, or the Conversion Price as adjusted as of such Redemption Date for such Series C Preferred, plus an amount equal to any accrued or declared but unpaid dividends thereon. The total sum payable per share of Series C Preferred on each Redemption Date is hereinafter referred to as the "Redemption Price," and the payment to be made on each Redemption Date is hereinafter referred to as the "Redemption Payment."

      (b) On and after each Redemption Date, all rights of any holder of Series C Preferred with respect to those shares of Series C Preferred being redeemed on such Redemption Date by the Corporation pursuant to Section 6(a), except the right to receive the Redemption Price per share of Series C Preferred as hereinafter provided, shall cease and terminate, and such shares of Series C Preferred shall no longer be deemed to be outstanding, whether or not the certificates representing such shares have been received by the Corporation; provided, however, that, notwithstanding anything to the contrary set forth herein, (A) if the Corporation defaults in the payment of the Redemption Payment, the rights of the holders of Series C Preferred with respect to such shares of Series C Preferred shall continue until the Corporation cures such default, (B) without limiting any other rights of the holders of Series C Preferred, upon the occurrence of a subsequent liquidation or Reorganization, with respect to the shares of Series C Preferred in respect of which no Redemption Payment has been received by the holders of Series C Preferred, such holders shall be accorded the liquidation rights set forth in Section 1 hereof in respect of such remaining shares, as if no prior redemption request had been made and (C) in the event of a default by the Corporation in the payment of the Redemption Payment (other than their being insufficient funds legally available), any unpaid balance of a Redemption Price shall accrue interest at the rate of seven percent (7%) per annum, payable quarterly in arrears, until paid in full.

      (c) The Redemption Notice sent pursuant to this Section 6 shall be sent by first-class, certified mail, return receipt requested, postage prepaid, to the Corporation at its principal place of business or to any transfer agent of the Corporation. Within five (5) business days of receipt of the Redemption Notice, the Corporation shall notify in writing all other Series C Preferred holders of the request for the redemption of Series C Preferred (the "Corporation Notice") and of the first Redemption Date. On each Redemption Date, the Corporation shall pay the holders of Series C Preferred the applicable Redemption Price pursuant to the terms of Section 6(a), provided that the Corporation or its transfer agent has received the certificate(s) representing the shares of Series C Preferred to be redeemed. Such payment date shall be referred to herein as the "Redemption Date". If, on the Redemption Date, less than all the shares of Series C Preferred may be legally redeemed by the Corporation, the redemption of such Series C Preferred shall be pro rata subject to the thirty-three and one-third percent (33-1/3%) limitation set forth in Section 6(a) hereof, if applicable, and any shares of Series C Preferred not redeemed shall be redeemed, at the holder's election, on any date following such Redemption Date on which the Corporation may lawfully redeem such shares, again subject to such thirty-three and one third percent (33-1/3%) limitation, if applicable. The Corporation shall redeem (unless otherwise prevented by law) the shares of Series C Preferred being redeemed on the applicable Redemption Date and the Corporation shall promptly advise the holders of Series C Preferred of such Redemption Date or of the relevant facts applicable thereto preventing such redemption. Upon redemption of only a portion of the number of shares covered by a Series C Preferred certificate, the Corporation shall issue and deliver to or upon the written order of the holder of such Series C Preferred certificate, at the expense of the Corporation, a new certificate covering the number of shares of the Series C Preferred representing the unredeemed portion of the Series C Preferred certificate, which new certificate shall entitle the holder thereof to all the rights, powers and privileges of a holder of such shares.

      (d) Shares of the Series C Preferred are not subject to or entitled to the benefit of any sinking fund.

      7. Residual Rights. All rights accruing to the outstanding shares of the Corporation not expressly provided for in the terms of the Series C Preferred shall be vested in the Common Stock or other series or classes of the Corporation's capital stock.

      The holders of the Series C Preferred shall vote as a separate class with respect to any matter or proposed action as to which applicable law or this Certificate of Incorporation require the vote, consent, or approval of the holders of the Series C Preferred.